PROSPECTUS SUPPLEMENT NO. 4

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated May 15, 2007)

         Registration No. 333-139119

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BROADCAST INTERNATIONAL, INC.

3,804,247 Shares of Common Stock

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This prospectus supplement amends and supplements our prospectus dated May 15, 2007 and any prior prospectus supplement(s) relating to 3,804,247 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Current Report on Form 8-K dated October 19, 2007, as filed with the Securities and Exchange Commission on October 25, 2007

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is October 25, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 19, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 3.02

Unregistered Sales of Equity Securities

We issued during October since the last report on Form 8-K, 1,006,635 shares of our common stock and accompanying warrants to purchase 1,006,635 shares of our common stock to thirty six individuals and entities in consideration of a total of $1,509,952 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen or officers of the Company and commissions of approximately $105,000 were paid to licensed securities salesmen.  We will use the proceeds from the sale of the securities for general working capital purposes.

On October 22, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 65,000 shares of our common stock and the shares of stock were issued.  The Company received $104,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.

On October 23, 2007, we issued a total of 350,000 shares of our common stock to two institutional funds, which hold our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $525,000 of the principal amount of the note held by the funds at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional funds, which converted a portion of their notes to common stock, are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

All investors in the transactions described above were accredited investors and were fully informed regarding their investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

ITEM 9.01.

Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 24, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

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